Exhibit 99.1
NEWS RELEASE
Basic Earth Named Among ‘Top 20 Fastest Growing’ Companies by Oil & Gas Journal
Denver, Colorado, February 21, 2007 — Basic Earth Science Systems, Inc. (Basic or the Company) (OTCBB:BSIC) reported today that the February 2007 issue of the Oil & Gas Financial Journal (OGFJ) named Basic among the Top 20 Fastest Growing companies for the 3rd Quarter of 2006 based on percentage growth in stockholder equity. The OGFJ ranks U.S.-based, publicly-traded oil and gas producers quarterly in its “OGJ200 Report” article. Although primarily ranked in terms of assets, companies are additionally ranked on eleven other benchmarks including the fastest growing category. Basic was ranked 20th Fastest Growing, 3rd in Return on Assets and 4th in Return on Shareholder Equity. While Basic was ranked 124th in terms of assets it ranked 77th in net income.
“While is indeed nice to be recognized, these results only speak to our past performance,” commented, Ray Singleton, President of Basic. “Our real attention is focused on the new opportunities that we are currently pursuing. At the same time, ongoing projects still command our attention; our Banks project in North Dakota and our other efforts in the Williston basin will be the foundation of our future results. And, certainly we await results from Christmas Meadows in Utah. We are indeed excited about the significance all of these opportunities could have on the Company’s reserves and future revenues.”
Founded in 1969, Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. Basic is traded on the “over-the-counter — bulletin board” under the symbol BSIC. Basic’s web site is at www.basicearth.net where additional information about the Company can be accessed.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” ”may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Reports on Form 10-QSB for the quarters ended June 30, September 30, and December 31, 2006, in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.